Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2009

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter Earnings

DALLAS, TEXAS – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $17.6 million for the quarter ended September 30, 2009. For the nine months ended September 30, 2009, the Bank reported net income of $108.5 million.

Total assets at September 30, 2009 were $67.3 billion, compared with $72.1 billion at June 30, 2009 and $78.9 billion at December 31, 2008. The decreases in total assets for both the third quarter and the year-to-date period were largely attributable to declines in the Bank’s advances to member institutions. Advances were $50.0 billion at September 30, 2009, compared with $53.5 billion at June 30, 2009 and $60.9 billion at December 31, 2008.

The Bank’s operating results for the quarter and nine months ended September 30, 2009 included credit-related other-than-temporary impairment charges of $2.3 million and $3.0 million, respectively, on certain of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). At September 30, 2009, the unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $546.8 million.

The Bank’s retained earnings increased to $317.8 million at September 30, 2009, from $301.4 million at June 30, 2009 and $216.0 million at December 31, 2008. Accumulated other comprehensive income (loss) attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings increased from ($49.5 million) at June 30, 2009 to ($72.2 million) at September 30, 2009. The Bank had not recognized any other-than-temporary impairment losses on its non-agency RMBS holdings as of December 31, 2008. At all times during the nine months ended September 30, 2009, the Bank was in compliance with all of its regulatory capital requirements.

Additional discussion and analysis regarding the Bank’s third quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended September 30, 2009 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

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